Schedule 14(a) Information
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[    ]  Preliminary Proxy Statement
[    ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
        6(e)(2))
[ X ]   Definitive Proxy Statement
[    ]  Definitive Additional Materials
[    ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Affinity Technology Group, Inc.
                  (Name of Registrant as Specified in Charter)
                     ______________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.
[    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1)      Title of each class of securities to which transaction applies:
___________________________________________________
 (2)      Aggregate number of securities to which transaction applies:
___________________________________________________
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______
 (4)      Proposed maximum aggregate value of transaction:
___________________________________________________
 (5)      Total fee paid:
___________________________________________________


[   ]  Fee paid previously with preliminary materials.

[   ]  Check box is any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1)      Amount Previously Paid:
___________________________________________________
 (2)      Form, Schedule or Registration Statement No.:
___________________________________________________
 (3)      Filing Party:
___________________________________________________
 (4)      Date Filed:
___________________________________________________

                                 April 21, 1997




Dear Fellow Stockholder:

         On behalf of the Board of Directors of Affinity Technology Group, Inc., it is my pleasure to invite you to attend the 1997 Annual Meeting of Stockholders of Affinity Technology Group, Inc. to be held at the Adams Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, on Tuesday, May 20, 1997, at 10:00 a.m., local time.

         The principal business of the meeting will be the election of directors and the ratification of the appointment of independent auditors. In addition, we plan to review developments in the Company's business during the past year and our outlook for the current year.

         This booklet, which contains the Notice of Annual Meeting and the Proxy Statement, describes the business to be transacted at the meeting and provides certain other information about the Company and its directors and executive officers which you should consider when voting your shares.

         It is important that your shares be represented at the meeting, whether or not you plan to attend. In order to be certain that your shares will be voted at the meeting, please complete, date and sign the accompanying proxy card and return it in the enclosed postage prepaid envelope, which requires no postage if mailed in the United States.

         I look forward to seeing you at the meeting.

                                          Very truly yours,



                                          JEFF A. NORRIS
                                          President and Chief Executive Officer

                         AFFINITY TECHNOLOGY GROUP, INC.
                          1201 Main Street, 20th Floor
                            Suite 2080 Capital Center
                             Columbia, SC 29201-3201




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




To the Stockholders of Affinity Technology Group, Inc.:

         The Annual Meeting of the Stockholders of Affinity Technology Group, Inc. (the "Company") will be held at the Adams Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, on Tuesday, May 20, 1997, at 10:00 a.m.
Eastern Daylight Saving Time, for the following purposes:

         o        To elect five members to the Board of Directors;

         o To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1997; and

         o To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 1, 1997 as the record date for the determination of stockholders entitled to vote at the meeting. Accordingly, only stockholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the principal executive offices of the Company at 1201 Main Street, Suite 2080 Capital Center, Columbia, South Carolina.

                                      By  order  of the  Board of Directors:




                                      JEFF A. NORRIS
                                      President and Chief Executive Officer



         You are urged to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.


April 21, 1997

                         AFFINITY TECHNOLOGY GROUP, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION
Proxy Solicitation

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Affinity Technology Group, Inc. (the "Company") of proxies to be voted at the 1997 Annual Meeting of Stockholders of the Company to be held at the Adams Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, on Tuesday, May 20, 1997, at 10:00 a.m. Eastern Daylight Saving Time. The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to stockholders on or about April 21, 1997.

Voting Procedures

         The Company's common stock, par value $0.0001 per share ("Common Stock"), is the only outstanding voting security of the Company. Holders of record of the Common Stock at the close of business on April 1, 1997 are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on April 1, 1997, there were 28,150,603 shares of Common Stock issued and outstanding.

         Under Article II, Section 6 of the Amended and Restated By-Laws of the Company (the "By-Laws"), the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. The By-Laws further provide that if a quorum is initially present, the stockholders of the Company may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting a quorum for the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the nominees for director and shares held by a broker, as nominee, that are voted at the discretion of such broker on any matter will be counted in determining the existence of a quorum.

         Under the Company's By-Laws, directors are elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares that are withheld as to voting with respect to a nominee for director and shares held of record by a broker, as nominee, that are not voted will not be treated as votes cast with respect to the election of directors. The proposal to ratify the appointment of independent auditors for the year ending December 31, 1997 will be approved if it receives the affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter. For such purposes, abstentions will be treated as shares present and entitled to vote and, consequently, will be treated as a vote against such proposal. However, shares held of record by a broker, as nominee, that are not voted on such proposal will not be treated as shares present and entitled to vote on such proposal and, accordingly, will not affect the outcome of such proposal.

Voting of Proxies

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Assistant Secretary of the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, for the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1997 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment thereof. Any stockholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Assistant Secretary of the Company, by attending the meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 5, 1997 by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named under the caption "Executive Compensation--Summary Compensation Table," below, (iii) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock (a "five percent stockholder") and (iv) all directors and executive officers as a group. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person. Except as noted in the footnotes to the following table, the address of each five percent stockholder is 1201 Main Street, 20th Floor, Suite 2080 Capital Center, Columbia, South Carolina, 29201-3201.

                                                                                                     Percent of
                                                                               Number of Shares       Outstanding
DIRECTORS AND EXECUTIVE OFFICERS                                              Beneficially Owned      Shares Owned
--------------------------------                                              ------------------      ------------
Jeff A. Norris (1)                                                                      10,602,120             37.7%
Alan H. Fishman (2)                                                                      2,647,088              9.4%
Steven J. Gilbert (2)                                                                    1,222,498              4.3%
Paul A. Jones, Jr. (3)                                                                     424,000              1.5%
Peter R. Wilson                                                                            413,400              1.5%
Robert M. Price (2)(4)                                                                     273,752              1.0%
Edward J. Sebastian (2)(5)                                                                 123,635                 *
John D. Rogers (6)                                                                          29,500                 *
Terrence J. Sabol, Sr. (7)                                                                  27,300                 *
Directors and executive officers as a group (8 persons) (8)                             15,339,293             54.5%

OTHER FIVE PERCENT STOCKHOLDERS
Carolina First Corporation (9)                                                           5,999,706             17.6%
Mel Ray (10)                                                                             3,302,900             11.7%

-------------------
*     Indicates less than one percent.

(1) Includes (i) 2,650,000 shares of Common Stock held by the Norris Family Limited Partnership and 95,400 shares of Common Stock held by the J&L Extended Family Limited Partnership and (ii) 2,120 shares of Common Stock issuable to Lynda Norris, the wife of Mr. Norris, upon the exercise of options granted under the 1995 Stock Option Plan of Affinity Technology Group, Inc. (the "1995 Option Plan") .
(2) Includes 4,240, 2,120, 4,240 and 2,120 shares of Common Stock issuable upon the exercise of options granted under the 1995 Option Plan to Messrs. Fishman, Gilbert, Price and Sebastian, respectively.
(3) Mr. Jones resigned as a director and executive officer of the Company in February 1997. Pursuant to a stock purchase agreement between the Company and Mr. Jones, the Company has elected to repurchase 204,933 shares of Common Stock held by Mr. Jones for an aggregate consideration of $483.
(4)  Includes 2,838 shares of Common Stock issuable upon exercise of a warrant.
(5) Includes 11,353 shares of Common Stock issuable upon the exercise of a warrant and 2,000 shares of Common Stock held by Mr. Sebastian's wife, over which he shares voting and investment control.
(6) Includes 12,500 shares of Common Stock issuable upon the exercise of options granted under the 1996 Stock Option Plan of Affinity Technology Group, Inc. (the "1996 Option Plan").
(7) Includes (i) 26,500 shares of Common Stock issuable upon exercise of options granted under the 1995 Option Plan and (ii) 100 shares of Common Stock held by the son of Mr. Sabol.
(8) Includes (i) 53,840 shares of Common Stock issuable upon exercise of options granted under the 1995 Option Plan and the 1996 Option Plan and
     (ii) 14,191 shares of Common stock issuable upon exercise of warrants. Does not include 424,000 shares of Common Stock held by Mr. Jones. See footnote
     (3) above.
(9) Based on information set forth in a Schedule 13D filed by Carolina First Corporation with the Securities and Exchange Commission, includes 128,366 shares of Common Stock and a warrant to purchase an additional 5,871,340 shares of Common Stock held by Blue Ridge Finance Company, a wholly owned subsidiary of Carolina First Corporation. Carolina First Corporation's address is Post Office Box 1029, Greenville, South Carolina 29602.
(10) Includes (i) approximately 481,947 shares of Common Stock currently subject to a repurchase right of the Company upon termination of Mr. Ray's employment with the Company and (ii) 100 shares of Common Stock held by the daughter of Mr. Ray. Mr. Ray's address is 11124 Flora Lee Drive, Fairfax Station, Virginia 22039.

                               BOARD OF DIRECTORS

         The business and affairs of the Company is managed by or under the direction of the Board of Directors, as provided by Delaware law and the Company's By-Laws. The directors establish overall policies and standards for the Company and review the performance of management. The directors are kept informed of the Company's operations at meetings of the Board, through reports and analyses and through discussions with management.

Meetings of the Board

         The Board of Directors meets on a regularly scheduled basis and met five times during the year ended December 31, 1996. During 1996, all directors except Mr. Price attended at least 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board of Directors on which they served.

Committees of the Board

         The Board of Directors has established an Audit Committee and a Compensation Committee. There is no nominating committee of the Board of Directors.

         The Audit Committee, established in 1996, has the authority to recommend the annual appointment of the Company's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The members of the Audit Committee, which met twice during the year ended December 31, 1996, are Dr. Peter R. Wilson (Chairman) and Edward J. Sebastian.

         The Compensation  Committee has the authority,  among other things,  to
(i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The members of the Compensation Committee, which met three times during the year ended December 31, 1996, are Alan H. Fishman (Chairman), Steven J. Gilbert and Robert M. Price. Mr. Gilbert will not stand for re-election to the Board of Directors at the Annual Meeting.

Nominees for Director

         Article III, Section 2 of the By-Laws of the Company provides that the Board of Directors shall consist of at least three and no more than 15 members, which number will be determined, from time to time, by resolution adopted by the Board of Directors of the Company. The Board of Directors has set the number of directors at five, effective at the Annual Meeting. The five persons named below are nominated to serve on the Board of Directors until the 1998 Annual Meeting of Stockholders or until their successors are elected and qualified.
Each nominee is currently a director of the Company.

The age and a brief biographical description of each nominee for director are set forth below.

Alan H. Fishman (51), Chairman, has been a director of the Company since March 1995 and became Chairman of the Board in April 1996. Formerly Chief Financial Officer of Chemical Bank from 1979 to 1983, he founded Columbia Financial Partners, L.P., an investment firm that specializes in the area of financial services assets, in February 1992 and serves as its Managing Partner. Between March 1990 and February 1992 he was a Managing Partner of Adler & Shaykin, a private investment firm. Mr. Fishman earned a bachelor's degree at Brown University and a master's degree in economics at Columbia University Graduate School of Business. Mr. Fishman also serves as a member of the Board of Directors of Brooklyn Union Gas Co., a public utility company.

Jeff A. Norris (36), founder of the Company, has served as the Company's Chief Executive Officer and as a director since March 1994 and served as Chairman of the Board from March 1994 to April 1996 and as Treasurer from March 1994 to February 1996. He held the position of President from March 1994 to May 1994 and reassumed that position in October 1995. Prior to founding the Company, Mr. Norris was employed as a salesman by Digital Equipment Corporation for nine years. Mr. Norris received a bachelor's degree in finance from the University of South Carolina and earned a Masters of Business Administration at the Fuqua School of Business at Duke University.

Robert M.  Price (66) has served as a director  of the  Company  since  November
1994. He has been President of PSV, Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer, with Control Data Corporation, a mainframe computer manufacturer and business services provider. Mr. Price is a graduate of Duke University, and earned a master's degree at the Georgia Institute of Technology. Mr. Price is a director of International Multifood Inc., Public Service Company of New Mexico, Rohr Incorporated, Fourth Shift Corporation and Tupperware Corporation.

Edward J. Sebastian (50) has served as a director of the Company since July 1995. Mr. Sebastian has been Chairman of the Board and Chief Executive Officer of Resource Bancshares Corporation since it was founded by him in September 1986. Resource Bancshares Corporation owns specialty asset companies that engage in commercial mortgage banking, credit card transaction processing and origination and small ticket equipment leasing. Mr. Sebastian has also been Chairman of the Board and Chief Executive Officer of Resource Bancshares Mortgage Group, Inc., a publicly traded residential mortgage company, since he organized it as a division of Republic National Bank in May 1989. In addition, Mr. Sebastian serves as Chairman of a number of wholly owned subsidiaries of Resource Bancshares Corporation and serves as a director for First Sun South Corporation, Baker Communications Fund, Republic Leasing Company, Dart, Inc., Southeast Bank Fund, Founders Fund, Inc. and Virtual Emporium, Inc.
Mr. Sebastian earned a bachelor's degree at Pennsylvania State University.

Dr. Peter R. Wilson (44) has been a director of the Company since March 1994. Mr. Wilson served as Secretary of the Company from March 1994 until February 1996 and has been an Associate Professor at the Fuqua School of Business at Duke University since September 1991. He was an Assistant Professor at New York University's Stern School of Business between January 1983 and August 1991. Dr. Wilson teaches in the areas of financial accounting, financial reporting, financial statement analysis and strategic cost management. He earned a bachelor's degree and a Ph.D. in accounting at the University of North Carolina.

         The Company's Certificate of Incorporation as in effect prior to the Company's initial public offering in May 1996 provided that as long as certain shares of preferred stock remained outstanding, the holders of a majority of such shares would have the right to elect one director to the Board of Directors of the Company. Mr. Fishman was elected to the Company's Board of Directors pursuant to such provisions. All outstanding shares of preferred stock automatically converted into shares of Common Stock upon the consummation of the initial public offering.

Compensation of Directors

         The Company's non-employee directors are eligible to receive options under the Nonemployee Directors' Stock Option Plan of Affinity Technology Group, Inc. (the "Directors' Option Plan"). Under the Directors' Option Plan, directors who are not employees of the Company or any of its subsidiaries are entitled to receive an initial award ("Initial Awards") in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $50,000. In addition, each eligible director is entitled to receive a subsequent award ("Annual Awards") in each year in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $15,000. Initial Awards will be granted to each non-employee director who is elected to the Board of Directors at the 1997 Annual Meeting of Stockholders of the Company and, thereafter, to each new non-employee director upon his or her first election or appointment to the Board of Directors. Annual Awards will be granted to each continuing non-employee director upon his or her re-election to the Board of Directors by the Stockholders of the Company at each annual meeting of stockholders of the Company, beginning with the 1998 Annual Meeting of Stockholders. Initial Awards and Annual Awards will be exercisable on a per share basis at the fair market value per share of the Common Stock as reported on The Nasdaq National Market on the date of grant. Initial Awards will vest in equal quarterly installments over the three-year period following the date of grant, and Annual Awards will vest in equal quarterly installments over the one-year period following the date of grant. Initial Awards and Annual Awards will expire on the fifth anniversary of the date of grant. Messrs. Fishman, Price, Sebastian and Wilson will each receive Initial Awards upon their election to the Board of Directors at the Annual Meeting.

         During 1995 certain non-employee directors of the Company (Messrs. Fishman, Gilbert, Price and Sebastian) were each granted an option to purchase 10,600 shares of Common Stock at an exercise price of approximately $0.44 per share. Prior to consummation of the Company's initial public offering in May 1996, the Company had a consulting agreement with Mr. Fishman. No cash or other payments were made by the Company to Mr. Fishman during the year ended December 31, 1996 in connection with Mr. Fishman's consulting agreement with the Company. In addition, the Company currently subleases office space in New York, New York from a partnership of which Mr. Fishman is the Managing Partner. See "Certain Transactions."

         Effective in February 1996, the Company terminated a consulting arrangement with Dr. Wilson and, in connection therewith, determined to waive its right to repurchase certain shares of Common Stock held by Dr. Wilson at such time. See "Certain Transactions." No cash or other payments were made by the Company to Dr. Wilson during the year ended December 31, 1996 in connection with Dr. Wilson's consulting arrangement with the Company.

         Other than reimbursement for out-of-pocket expenses, directors receive no cash compensation for their service as directors or attendance at Board or Committee meetings.


                             EXECUTIVE COMPENSATION
Summary Compensation Table

         The following table sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executives") for services rendered to the Company and its subsidiaries in all capacities for the years ended December 31, 1996 and December 31, 1995.

                                                                                         Long Term
                                                                                        Compensation
                                                                                  -------------------------
                                                                                  -------------------------
                                                         Annual Compensation               Awards
                                                     ---------------------------- -------------------------
                                                                                   Securities Underlying
Name and Principal Position                 Year        Salary         Bonus        Options/SARs (#) (1)
---------------------------                 ----        -------        -----        --------------------
Jeff A. Norris                              1996        $  175,000             -             -
  President and Chief                       1995           123,229             -             -
   Executive Officer
Joseph A. Boyle (2)                         1996            48,478    $75,000(3)           67,500
  Senior Vice President and                1995                 -             -             -
   Chief Financial Officer
John D. Rogers (4)                          1996           116,777             -             -
   Senior Vice President - Sales            1995                 -             -             -
Terrence J. Sabol, Sr.                      1996            85,237             -             -
   Senior Vice President - Technology       1995             9,128             -          132,500
Paul A. Jones, Jr. (5)                      1996           106,346             -             -
   Senior Vice President -                  1995            46,978             -           10,600
    Business Development and
    Secretary

-------------------
(1) On January 16, 1997, the Compensation Committee of the Board of Directors granted to Mr. Boyle options to purchase 32,500 shares of Common Stock at a price of $7.38 per share and granted to Mr. Rogers options to purchase 100,000 shares of Common Stock at a price of $7.38 per share.
(2)  Mr. Boyle began his employment with the Company in September 1996.
(3) Reflects a relocation bonus paid to Mr. Boyle in connection with his employment with the Company.
(4)  Mr. Rogers began his employment with the Company in March 1996.
(5)  Mr. Jones resigned as a director and employee of the Company in February
      1997.

     The current base salaries for Messrs. Norris, Boyle, Rogers and Sabol are $175,000, $175,000, $175,000 and $105,000, respectively.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth certain information with respect to stock options granted to the Named Executives during the year ended December 31, 1996 and the hypothetical "value" of these options to the Named Executives assuming an annual compound stock price appreciation of 5% and 10% from the date such options were granted over the full option term (10 years). The actual value realized may be greater than or less than the potential realizable values set forth in the table.


                                             Individual Grants
                       --------------------------------------------------------------
                                            Percent of                                 Potential Realizable Value
                          Number of           Total                                    at Assumed Annual Rates of
                          Securities       Options/SARs     Exercise                           Stock Price
                          Underlying        Granted to       or Base                     Appreciation for Option
                         Options/SARs      Employees in       Price      Expiration               Term
Name                     Granted (#)       Fiscal Year       ($/Sh)         Date         5% ($)         10% ($)
----                     -----------       -----------       ------         ----         ------         -------
Joseph A. Boyle           67,500 (1)          24.5%          $11.88      9/11/2006      $504,098      $1,277,484

(1) Such options vest and become exerciseable in five equal installments on September 3, 1997, 1998, 1999, 2000 and 2001, and will immediately vest and become exerciseable in the event Mr. Boyle is terminated other than for cause or there is a change in control of the Company.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

         The following table sets forth the number of shares of the Company's Common Stock covered by outstanding stock options held by each of the Named Executives at December 31, 1996. None of the Named Executives decided to exercise his outstanding options during the year ended December 31, 1996.


                                                               Number of
                                                   Securities              Value of
                                                   Underlying             Unexercised
                                                   Unexercised           In-the-Money
                                                  Options/SARs           Options/SARs
                                                  at FY-End (#)          at FY-End ($)
                                                  Exercisable/           Exercisable/
          Name                                    Unexercisable          Unexercisable
          Joseph A. Boyle                          - / 67,500               - / $0
          Terrence J. Sabol, Sr.                 22,132/110,368        $134,034/$668,457


Compensation Committee Interlocks and Insider Participation

         No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Prior to the consummation of the Company's initial public offering in May 1996, the Company had a consulting agreement with Mr. Fishman, who is Chairman of the Committee. Also, the Company currently sub-leases office space in New York, New York on a month to month basis from a partnership of which Mr. Fishman is the Managing Partner. See "Certain Transactions." Jeff A. Norris, the Company's President and Chief Executive Officer, took part in the process of determining compensation paid to certain executive officers during 1996. See "Report of the Compensation Committee and President and Chief Executive Officer on Executive Compensation."

                                PERFORMANCE GRAPH

         The graph set forth below compares, for the period beginning immediately after the Company's initial public offering on April 26, 1996, the "cumulative stockholder return" to stockholders of the Company as compared with the return of The Nasdaq Stock Market Index (U.S. Companies) (the "Nasdaq Market Index") and of the Hambrecht & Quist Technology Index ("H&Q Technology Index"), the Company's industry index. "Cumulative stockholder return" has been computed assuming an investment of $100, at the beginning of the period indicated, in the Common Stock of the Company and the stock of the companies included in the Nasdaq Market Index and the H&Q Technology Index, and assuming the reinvestment of dividends.


                                      April 26, 1996    June 30, 1996     September 30, 1996     December 31, 1996
                                      --------------    -------------     ------------------     -----------------
Nasdaq Market Index                      $100.00            $100.22             $103.79               $108.88
H&Q Technology Index                      100.00              94.47              100.60                106.26
Affinity Technology Group, Inc.           100.00              65.38               91.35                 50.00


                    REPORT OF THE COMPENSATION COMMITTEE AND
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                       ON
                             EXECUTIVE COMPENSATION

         This report has been prepared to describe the Company's executive compensation policies and the basis for the compensation earned by Jeff A. Norris, the Company's President and Chief Executive Officer, during the year ended December 31, 1996.

Overview

         The Compensation Committee of the Board of Directors of the Company was formed in July 1995 to approve certain matters with respect to compensation paid to highly compensated employees of the Company, including executive officers. The Committee, which currently consists of three nonemployee directors, has the authority, among other things, to (i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The Committee currently consists of Alan H. Fishman (Chairman), Steven J. Gilbert and Robert M. Price.

         The Company recently has experienced a period of rapid growth, which created during 1996 an immediate need for talented executives to fill key positions in management. With the exception of Jeff A. Norris, the Company's President and Chief Executive Officer, all of the Company's executive officers joined the Company during the latter part of 1995 or during 1996. The Company's executive compensation policy has been designed to attract qualified executives to fill key management positions and to offer such executives equity incentives that provide them with the right to share in any future appreciation in the market price of the Company's Common Stock. As discussed in more detail below, compensation paid to such officers primarily reflects discussions between the Company and such officers at the time such officers were offered employment with the Company.

         During 1997, the Compensation Committee intends to evaluate the Company's overall executive compensation program with a view towards developing a formal executive compensation program that more closely links executive compensation to performance. To ensure that compensation paid by the Company to executive officers is sufficient to attract and retain qualified executives and is fair and reasonable to the Company and its stockholders, the Committee also intends to review the compensation practices of companies that either have a similar market capitalization as the Company or are engaged in a similar business ("peer companies"). Although the Committee currently does not intend to modify the Company's policies with respect to salaries paid to executive officers, it plans to consider other forms of incentive compensation as well as the mix between fixed and incentive compensation.

Components of Compensation

         Executive compensation presently consists of base salaries and options awarded under the Company's stock option plans. In a few instances, the Company also has paid relocation and other forms of signing bonuses to executives to entice them to accept employment with the Company.

         Base Salaries. The base salary paid to each of the Company's executive officers (other than Jeff A. Norris) during 1996 was determined primarily based on negotiations between the Company and each officer at the time such officer was offered employment with the Company. Jeff A. Norris, the Company's President and Chief Executive Officer, played an active role in such negotiations and determined, after informal discussions with certain members of the Compensation Committee, the amount of base salary to offer such individuals, which amount was based primarily on an assessment of prevailing market rates and the amount of compensation earned by such individuals with their former employers. To date, there has been no established relationship between executive compensation and operating performance or the compensation practices of peer companies. However, as discussed above, the Compensation Committee intends to review the Company's executive compensation program with a view towards establishing a more incentive-based compensation policy, which may include the adoption of objective performance targets or goals to be used to determine cash or non-cash incentive compensation. The Committee believes that competition for qualified executives in the industry in which the Company operates is intense and that the Company may be required to maintain an incentive compensation program that is similar to the incentive programs maintained by peer companies in order to attract and retain such executives.

         In 1996, the amount of base salary paid to Jeff A. Norris, the Company's President and Chief Executive Officer, increased from $110,000 to $175,000, reflecting a 59.1% increase. The increase in Mr. Norris's compensation primarily reflects the increase in Mr. Norris's responsibilities caused by the Company's rapid growth during 1995 and 1996 and the Company's initial public offering in May 1996, as well as the level of compensation paid to certain other highly compensated executive officers employed by the Company during 1996.

         Options. In December 1995, the Company adopted the 1995 Stock Option Plan of Affinity Technology Group, Inc. (the "1995 Option Plan"), pursuant to which the Compensation Committee authorized the grant of options to several employees of the Company, including certain executives officers, in late 1995 and early 1996. In connection with the Company's initial public offering in May 1996, the Company adopted the 1996 Stock Option Plan of Affinity Technology Group, Inc. ( the "1996 Option Plan") and terminated the 1995 Option Plan, which action did not affect options outstanding under such plan. All options granted under the 1995 Option Plan are exercisable at a price of approximately $0.44 per share, which the Board of Directors determined to be the fair market value of the Company's Common Stock at the time of grant based on a valuation report prepared by a third party. Options granted under the 1996 Option Plan generally are exercisable at the last reported sale price of the Common Stock on The Nasdaq National Market on the business day preceding the date of grant.

         The number and terms of options granted by the Compensation Committee to executive officers during 1996 were based principally on recommendations made by Mr. Norris after negotiations with such officers at the time such officers were offered employment with the Company. The Committee has not adopted any objective criteria that relate the number of options granted to executive officers to the Company's performance. The Compensation Committee has determined not to grant stock options to Jeff A. Norris since Mr. Norris has a significant equity interest in the Company. By awarding stock options to executive officers that otherwise do not have a significant equity interest in the Company, the Committee believes the Company's stock option plans will more closely align the interests of executive officers with those of the stockholders of the Company.

         This report is submitted by the Compensation Committee and the President and Chief Executive Officer of the Company.

Compensation Committee:                  President and Chief Executive Officer:

    Alan H. Fishman (Chairman)                  Jeff A. Norris
    Steven J. Gilbert
    Robert M. Price

                              CERTAIN TRANSACTIONS

         Prior to the consummation of the Company's initial public offering in May 1996, the Company had a consulting agreement with Mr. Fishman. Such agreement has been terminated. See "Board of Directors --Compensation of Directors." Also, the Company currently sub-leases office space in New York, New York on a month to month basis from a partnership of which Mr. Fishman is the Managing Partner. The monthly rentals under the arrangement currently are $5,000. Aggregate lease payments under such lease were $36,000 for the year ended December 31, 1996.

         Prior to the initial public offering, the Company maintained an oral consulting arrangement with Dr. Wilson, and in April 1994, the Company issued Dr. Wilson a promissory note in the principal amount of $20,000 in consideration of consulting services rendered by Dr. Wilson. Dr. Wilson subsequently forgave this note. In conjunction with Dr. Wilson's consulting arrangement, the Company and Dr. Wilson entered into a stock purchase agreement on October 20, 1994 pursuant to which Dr. Wilson purchased 413,400 shares of Common Stock, paying an aggregate consideration of $0.39. The stock purchase agreement provided that certain of these shares could be repurchased by the Company at the original purchase price in the event of termination of the consulting arrangement within a certain time period. In February 1996, the Company terminated its consulting arrangement with Dr. Wilson and, in connection therewith, determined to waive its right to repurchase the shares of Common Stock held by Dr. Wilson subject to repurchase (186,030 shares at such time). In reaching such determination, the Board of Directors considered, among other things, the consulting services provided by Dr. Wilson to the Company since inception, the relatively small amount of cash compensation that Dr. Wilson received for such services and the desire to retain Dr. Wilson as a member of the Board of Directors and Audit Committee.

         During 1996, the Company entered into a lease agreement with Carolina First Corporation ("Carolina First") with respect to automated loan machines. Under such agreement, the Company recognized approximately $300,000 in revenue during 1996. Carolina First is the beneficial owner of in excess of five percent of the outstanding shares of Common Stock. See "Security Ownership of Management and Certain Beneficial Owners."




                           PROPOSALS TO BE VOTED UPON

Election of Directors

         The five individuals set forth under the caption "Board of Directors--Nominees for Director" have been nominated by the Board of Directors for election at the 1997 Annual Meeting of Stockholders. Each nominee for director has indicated that he is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

Appointment of Independent Auditors

         The firm of Ernst & Young LLP, Greenville, South Carolina, has been selected by the Board of Directors of the Company as independent auditors for the year ending December 31, 1997, subject to ratification of that appointment by the stockholders of the Company. Ernst & Young LLP has acted as independent auditors for the Company since January 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

         In January 1996, the Company's Board of Directors dismissed the Company's former independent auditors, Elliott Davis & Company L.L.P. The decision to change independent auditors was approved by resolution of the Board of Directors. The former auditors' report on the Company's financial statements as of and for the period ended December 31, 1994 did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Elliott Davis & Company L.L.P. was not engaged to audit the Company's financial statements for any other period. There were no disagreements with the former auditors on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure with respect to the Company's consolidated financial statements up through the time of dismissal that, if not resolved to the former auditor's satisfaction, would have caused them to make reference to the matter in their report.

         The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1997, unless a contrary choice is indicated on the enclosed proxy card. The Board of Directors unanimously recommends that each stockholder vote FOR this proposal.

                            PROPOSALS BY STOCKHOLDERS

         Under certain conditions, stockholders may request the Company to include a proposal for action at a forthcoming meeting of the stockholders of the Company in the proxy material of the Company for such meeting. All proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 22, 1997 for inclusion in the Proxy Statement and proxy card relating to such meeting.

         In addition, under Article II, Section 9 of the Company's By-Laws, nominations for election as a director of the Company and proposals for stockholder action must be made in writing and be delivered or mailed to the Secretary of the Company (i) in the case of an annual meeting of stockholders that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting of stockholders that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Such notification must contain a written statement of the stockholder's proposal and of the reasons therefor, and, in the case of a nomination for director, nominations must contain the following information to the extent known by the notifying stockholder: (a) the name, age and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the nominee's qualifications to serve as a director; (d) the name and residence address of the notifying stockholder; and (e) the number of shares owned by the notifying stockholder. Nominations or proposals not made in accordance with these procedures may be disregarded by the chairman of the meeting in his discretion, and upon his instructions all votes cast for each such nominee or for such proposal may be disregarded.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 1996 all such persons filed such reports on a timely basis, with the following exception; Terrence J. Sabol, Sr., an executive officer of the Company, reported late in April 1997 on an amended Form 4 a purchase by him on April 25, 1996.

                                  OTHER MATTERS

         The management of the Company knows of no other business which will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the meeting, it is the intention of the persons named on the accompanying proxy card to vote such proxies in accordance with their best judgment.

                    By order of the Board of Directors.




                    JEFF A. NORRIS
                    President and Chief Executive Officer

April 21, 1997